EXHIBIT 16.1

September 30, 2024

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

Commissioners:

We have read the statements made by Corner Growth Acquisition Corp. 2 under Item 4.01 of its Form 8-K dated September 26, 2024.  We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Corner Growth Acquisition Corp. 2 contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP